BANKAMERICA CORPORATION
                                                     Box 37000
                                                     San Francisco, CA  94137

November 13, 1996
                                                     JAMES N. ROETHE
                                                     Executive Vice President
                                                     and General Counsel
                                                     Legal Department North 3017
                                                     (415) 622-2845
                                                     Fax (415) 953-0944



Members of the Board of Directors
BankAmerica Corporation
Bank of America Center
555 California Street
San Francisco, CA  94104


Dear Board Members:

   I am the Executive Vice President and General Counsel of BankAmerica Corporation ("BAC") and in that capacity I have acted as counsel for BAC in connection with the registration under the Securities Act of 1933, as amended, of $100,000,000 of Deferred Compensation Obligations, which represent general unsecured obligations of BAC to pay deferred compensation in the future to participating members of a select group of management or highly compensated employees in accordance with the terms of the BankAmerica Deferred Compensation Plan (as amended and restated effective January 1, 1997) (the "Plan"). Such registration is pursuant to a Registration Statement on Form S-8 relating to the Plan (the "Registration Statement"), which is to be filed by BAC with the Securities and Exchange Commission on November 13, 1996.

   I have examined or caused to be examined such corporate records, certificates and other documents and such questions of law as I have considered necessary or appropriate for the purposes of this opinion.

   On the basis of such examination, it is my opinion that:

   1. The Deferred Compensation Obligations, when issued in the manner contemplated by the Plan, will be the valid and binding obligations of BAC, enforceable against BAC in accordance with their terms, except as the same may be limited by bankruptcy, insolvency, reorganization or other similar laws relating to or affecting the enforcement of creditors' rights generally and by general principles of equity; and

   2. The provisions of the Plan comply with the requirements of ERISA (i.e., the Employee Retirement Income Security Act of 1974) pertaining to such provisions.

   I hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement.



                                Sincerely yours,

                              /s/ JAMES N. ROETHE
                              ------------------------
                                  James N. Roethe
                              Executive Vice President
                                 and General Counsel